Exhibit 99.1

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

(866) 402-4295

(208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces Appointment of David

Engert to the Board of Directors

COEUR D’ALENE, Idaho, April 30, 2008 — NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that Mr. David M. Engert has been appointed as an independent member of the company’s Board of Directors and Audit Committee.

With this change, the company has regained compliance with the NASDAQ listing standard that requires the company’s Audit Committee to be comprised of at least three independent directors.

“We are very excited to have David join the NightHawk board and we look forward to working with him in the years ahead,” said Dr. Paul Berger, Chairman and Chief Executive Officer. “We will look to David and his extensive professional experience in healthcare and technology to help us grow the business and our service offering, while remaining focused on our overarching goal of improving patient care and the lives of physicians.”

Mr. Engert brings with him a variety of experience and talent to the company. He currently serves as Principal of ES3, a strategic consulting firm. Previously, Mr. Engert was President and Chief Executive Officer of Quality Care Solutions, Inc., a leading provider of information technology solutions for the healthcare industry, and Chief Operating Officer for HealthWatch, Inc., a healthcare software company. Before HealthWatch, Mr. Engert was Senior Vice President and General Manager for the Managed Care Division of McKesson HBOC, Inc.

“I am very excited to be joining NightHawk’s Board of Directors and Audit Committee,” said Mr. Engert. “This is an exciting time for NightHawk and I am looking forward to participating in the growth of the company.”

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, for more than 750 radiology group customers and the 26% of all U.S. hospitals they serve. For more information, visit http://www.nighthawkrad.net.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s growth strategy and the contribution of David Engert to the Company in his role as a member of the Board of Directors. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission (SEC). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”